Exhibit 10.1
September 30, 2024

Signet Jewelers Limited
Clarendon House
2 Church Street
Hamilton D0 HM11

Attention: Board of Directors and General Counsel and SVP Legal Compliance and Risk

Dear Directors and Mr. Ptak:

This letter constitutes notice of my plans to retire as the Chief Executive Officer (the “CEO”) of Signet Jewelers Limited (the “Company”), from the Company’s Board of Directors (the “Board”) and to the extent applicable, from all positions as a director or officer of any of the Company’s subsidiaries or affiliates, as of November 4, 2024 (the “Transition Date”). This notice is given pursuant to Section 11(f) of the Amended and Restated Termination Protection Agreement, dated March 15, 2022, between the Company and me (the “TPA”), and will be effective upon the acceptance by the Board and appointment of a successor CEO. I hereby request that the Company waive any requirement for 90 days’ prior notice of the Transition Date.

Further, as of the Transition Date, I will continue my employment with the Company on a non-executive basis to provide transitional support to the successor CEO at the rate of my current salary and with continued eligibility for employee benefits (under the employee benefit plans and programs of the Company and its subsidiaries in which I was eligible to participate immediately prior to the Transition Date) through February 1, 2025 (the last day of the 2025 fiscal year), at which time I will retire from employment by the Company.

As a result of such retirement, I will be entitled to the benefits set forth in Section 3(g) and no other provision of Sections 3(b) through 3(f) of the TPA, and as of February 1, 2025, the TPA will terminate other than the parties’ remaining obligations under Sections 3(a), 3(g), 4, 5, 6, 7, 8, 10 and 11 thereof. Due to my continued employment through the end of the 2025 fiscal year, there will be no pro-ration of any payments per Section 3(g) of the TPA under the Company’s Short-term Incentive Plan (STIP).

Please sign where indicated below to confirm receipt and effectiveness of this notice and agreement with the foregoing terms.

Sincerely,

/s/ Virginia C. Drosos
Virginia C. Drosos

Receipt and agreement confirmed and effectiveness acknowledged as of September 30, 2024:

Signet Jewelers Limited

Signature: /s/ Stash Ptak
Name:    Stash Ptak
Title:    General General Counsel and SVP Legal Compliance and Risk

Signature: /s/ Helen McCluskey
Name:    Helen McCluskey
Title:    Chairman of the Board of Directors